Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,000,000	$682.00

Pricing supplement no. 1723
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011
product supplement no. 1-II dated April 5, 2013 and

underlying supplement no. 1-I dated November 14, 2011

Pricing supplement to Product Supplement No. 1-II Registration Statement No. 333-177923 Dated September 4, 2013; Rule 424(b)(2)

Structured Investments	$5,000,000 Callable Range Accrual Notes linked to 6-Month USD LIBOR and the S&P 500® Index due September 9, 2028

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 9, 2028.
•	The notes are designed for an investor who seeks periodic payments of interest that accrue on a daily basis if both (i) 6-Month USD LIBOR is less than or equal to the Maximum LIBOR Rate and (ii) the Index Level of the S&P 500® Index is greater than or equal to the Index Strike, in each case on the applicable Accrual Determination Date. If either 6-Month USD LIBOR is greater than the Maximum LIBOR Rate or the S&P 500® Index is less than the Index Strike for an entire Interest Period, the Interest Rate for such Interest Period will be equal to zero. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Subject to satisfaction of the Accrual Provision, interest on the notes will be calculated based on the applicable Interest Factor set forth below. In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0.00% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this pricing supplement.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 1-II, will supersede the terms set forth in product supplement no. 1-II. In particular, whether the Accrual Provision is satisfied will depend on 6-Month USD LIBOR and the Index Level on the applicable Accrual Determination Date (rather than on 6-Month USD LIBOR on a LIBOR Determination Date and the Index Level on an Equity Index Determination Date as described in product supplement 1-II), as set forth below, and interest will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date or Redemption Date. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this pricing supplement for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes priced on September 4, 2013 and are expected to settle on or about September 9, 2013.

Key Terms

Payment at Maturity:	If your notes have not been previously called on a Redemption Date, on the Maturity Date we will pay you the outstanding principal amount of your notes plus any accrued and unpaid interest.
Redemption Feature:	On the 9th day of March, June, September and December of each year, commencing on September 9, 2018 and ending on the Maturity Date (each, a “Redemption Date”), we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Accrual Period Convention described below and in the accompanying product supplement no. 1-II.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Accrual Period Convention described below and in the accompanying product supplement no. 1-II.
Interest Period:	The period beginning on and including the Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Accrual Period Convention described below and in the accompanying product supplement no. 1-II.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the 9th day of March, June, September and December of each year, commencing on December 9, 2013 to and including the Maturity Date, subject to the Business Day Convention and Accrual Period Convention described below and in the accompanying product supplement no. 1-II.
Interest Rate:

The Calculation Agent will determine the Interest Rate* per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

, where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

*The Interest Rate as described above is a rate per annum, may not equal the Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and a Maximum Interest Rate. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.

Interest Factor:	7.60% per annum
Maximum LIBOR Rate:	6.00%
Minimum Interest Rate:	0.00% per annum
Maximum Interest Rate:	Equal to the Interest Factor
Other Key Terms:	Please see “Additional Key Terms” in this pricing supplement for other key terms.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-14 of the accompanying product supplement no. 1-II, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement no. 1-II, the accompanying underlying supplement no. 1-I or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)(3)	Fees and Commissions (1)(2)	Proceeds to Issuer
Per note	At variable prices	$20.00	$980.00
Total	At variable prices	$100,000	$4,900,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $20.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 1-II.

(3) JPMS sold the notes in one or more negotiated transactions, at varying prices determined at the time of each sale, which were at market prices prevailing, at prices related to such prevailing prices or at negotiated prices, provided that such prices were not less than $980.00 per $1,000 principal amount note and not more than $1,000 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-43 of the accompanying product supplement no. 1-II.

The estimated value of the notes as determined by JPMS, when the terms of the notes were set, was $928.80 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

September 4, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1-II dated April 5, 2013 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto, dated September 4, 2013, and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 1-II, the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” below, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-II dated April 5, 2013: http://www.sec.gov/Archives/edgar/data/19617/000089109213003066/e53030_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which both (i) 6-Month USD LIBOR, as determined on the Accrual Determination Date relating to such calendar day, is less than or equal to the Maximum LIBOR Rate and (ii) the Index Level of the S&P 500® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to the Index Strike. If (i) 6-Month USD LIBOR determined on any Accrual Determination Date relating to a calendar day is greater than the Maximum LIBOR Rate and/or (ii) the Index Level of the S&P 500® Index as determined on the Accrual Determination Date relating to such calendar day is less than the Index Strike, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day.
Accrual Determination Date:	For each calendar day during an Interest Period, the second Trading Day prior to such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period.
6-Month USD LIBOR:	For each Accrual Determination Date, 6-Month USD LIBOR refers to the London Interbank Offered Rate for deposits in U.S. dollars with a designated maturity of six months that appears on Reuters page “LIBOR01” under the heading “6Mo” (or any successor page) at approximately 11:00 a.m., London time, on such Accrual Determination Date, as determined by the calculation agent. If on such Accrual Determination Date, 6-Month USD LIBOR cannot be determined by reference to Reuters page “LIBOR01” (or any successor page), then the calculation agent will determine 6-Month USD LIBOR in accordance with the procedures set forth in the accompanying product supplement no. 1-II under “Description of Notes — Interest — The Underlying Rates— LIBOR Rate.”
Exclusion Period:	The period commencing on the seventh Business Day prior to but excluding each Interest Payment Date.
Index Strike:	1,235
Index Level:	On any Trading Day, the official closing level of the S&P 500® Index (the “Index”) published following the regular official weekday close of trading for the S&P 500® Index on Bloomberg Professional® Service page “SPX Index HP” on such Trading Day. If a market disruption event exists with respect to the S&P 500® Index on any Accrual Determination Date, the Index Level on the immediately preceding Accrual Determination Date for which no market disruption event occurs or is continuing will be the Index Level for such disrupted Accrual Determination Date (and will also be the Index Level for the originally scheduled Accrual Determination Date). In certain circumstances, the Index Level will be based on the alternative calculation of the S&P 500® Index as described under “General Terms of Notes — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement no. 1-II.
Trading Day:	A day, as determined by the calculation agent, (a) on which trading is generally conducted on (i) the relevant exchanges for securities underlying the S&P 500® Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the S&P 500® Index or the relevant successor index, if applicable, are traded, other than a day on which trading on such relevant exchange or exchange on which such futures or options contracts are traded is scheduled to close prior to its regular weekday closing time, and (b) commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London.
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
Pricing Date:	September 4, 2013
Issue Date:	September 9, 2013, subject to the Business Day Convention.
Maturity Date:	September 9, 2028, subject to the Business Day Convention.
Business Day Convention:	Following
Accrual Period Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48126D6W4

Selected Purchase Considerations

•	PRESERVATION OF CAPITAL AT MATURITY OR UPON REDEMPTION — Regardless of the performance of 6-Month USD LIBOR or the S&P 500® Index, we will pay you at least 100% of the principal amount of your notes if you hold the notes to maturity, or upon redemption. Because the notes are our unsecured and unsubordinated obligations, payment of any amount at maturity or upon redemption is subject to our ability to pay our obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For all Interest Periods, the notes will pay at the applicable variable Interest Rate. The interest payments
JPMorgan Structured Investments —	PS-2
Callable Range Accrual Notes linked to 6-Month USD LIBOR and the S&P 500® Index for all Interest Periods will be affected by both the level of 6-Month USD LIBOR and the official closing level of the S&P 500® Index as described under “Interest Rate” on the cover of this pricing supplement, but will not reflect the performance of such rate or such index. In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth above or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on September 9, 2018, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Accrual Period Convention described on the cover of this pricing supplement and in the accompanying product supplement no. 1-II. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date.
•	TREATED AS VARIABLE RATE DEBT INSTRUMENTS – You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-II. You and we agree to treat the notes as “variable rate debt instruments” for U.S. federal income tax purposes. Assuming this characterization is respected, interest paid on the notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. In general, gain or loss realized on the sale, exchange or other disposition of the notes will be capital gain or loss. Prospective purchasers are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of an investment in the notes. Purchasers who are not initial purchasers of notes at their issue price on the issue date should consult their tax advisers with respect to the tax consequences of an investment in the notes, and the potential application of special rules.
Subject to certain assumptions and representations received from us, the discussion in this section entitled “Treated As Variable Rate Debt Instruments”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 1-II dated April 5, 2013 and the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; THE INTEREST RATE ON THE NOTES IS VARIABLE, WILL NOT EXCEED THE INTEREST FACTOR AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive is not fixed, but will vary based on both the level of 6-Month USD LIBOR and the level of the S&P 500® Index over the course of each Interest Period. For all Interest Periods, there is a maximum Interest Rate per annum for any Interest Period equal to the Interest Factor set forth above on the cover of this pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the level of 6-Month USD LIBOR and the official closing level of the S&P 500® Index as described on the cover of this pricing supplement, does not actually pay an amount based on such levels. Your return on the notes for any Interest Period will not exceed the applicable Interest Factor for such Interest Period, regardless of the decline in 6-Month USD LIBOR or appreciation in the S&P 500® Index, which may be significant. Moreover, each calendar day during an Interest Period for which the level of 6-Month USD LIBOR is greater than the Maximum LIBOR Rate or the Index Level of the S&P 500® Index is less than the Index Strike (each as determined based on the levels of 6-Month USD LIBOR and the S&P 500® Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. If the level of 6-Month USD LIBOR is greater than the Maximum LIBOR Rate or the official closing level of S&P 500® Index is less than the Index Strike for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE NOTES REFERENCE AN EQUITY INDEX AND AN INTEREST RATE— If either (i) 6-Month USD LIBOR is greater than the Maximum LIBOR Rate and/or (ii) the Index Level of the S&P 500® Index is less than the Index Strike on the applicable Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in the Interest Period, the interest rate payable on the notes will be equal to 0% for such Interest Period. You should carefully consider the movement, current level and overall trend in equity markets and interest rates prior to purchasing these notes. Although the notes do not directly reference the level of the S&P 500® Index or 6-Month USD LIBOR, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES IS SUBJECT TO A MAXIMUM INTEREST RATE — The rate of interest is variable; however, it is still subject to a maximum interest rate. The Interest Rate on the notes will not exceed the applicable Maximum Interest Rate for each Interest Period set forth on the front cover of this pricing supplement. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the applicable Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	You Are Exposed to Performance Risk of Each of 6-Month USD LIBOR and the S&P 500® Index — Your Interest Rate applicable to each Interest Payment Date is not linked to the aggregate performance of 6-Month USD LIBOR and the S&P 500® Index. Rather, whether or not any calendar day is a Variable Day within an Interest Period will be contingent upon the performance of each of 6-Month USD LIBOR and the S&P 500® Index individually. Unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of 6-Month USD LIBOR and the S&P 500® Index. Poor performance of either of 6-Month USD LIBOR (meaning that it increases to be greater than
JPMorgan Structured Investments —	PS-3
Callable Range Accrual Notes linked to 6-Month USD LIBOR and the S&P 500® Index the Maximum LIBOR Rate) or the S&P 500® Index (meaning that it decreases to be less than the Index Strike) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by a positive performance of the other. Accordingly, your investment is subject to the closing level risk of each of 6-Month USD LIBOR and the S&P 500® Index.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which will be affected by the level of 6-Month USD LIBOR and the level of the S&P 500® Index. If the level of 6-Month USD LIBOR or the level of the S&P 500® Index changes beyond the thresholds specified above, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to 6-Month USD LIBOR and the S&P 500® Index, or are only linked to one of 6-Month USD LIBOR and the S&P 500® Index. We have no control over any fluctuations in 6-Month USD LIBOR or the S&P 500® Index.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED FOR ANY Interest Period MAY NOT DIRECTLY CORRELATE TO THE ACTUAL PERFORMANCE OF 6-Month USD LIBOR OR THE ACTUAL LEVEL OF the S&P 500® Index — The determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Index Level of the S&P 500® Index and the same level of 6-Month USD LIBOR to determine whether the Accrual Provision is satisfied for the period commencing on the seventh Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Index Level and the level of 6-Month USD LIBOR used will be, respectively, the Index Level of the S&P 500® Index and the level of 6-Month USD LIBOR on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual closing level of the S&P 500® Index or the actual level of 6-Month USD LIBOR is for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period may not directly correlate to the actual Index Levels of the S&P 500® Index or the actual levels of 6-Month USD LIBOR, which will in turn affect the Interest Rate calculation.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the Index Level of the S&P 500® Index is less than the Index Strike for an entire Interest Period. If the Index Level of the S&P 500® Index is less than the Index Strike for the entire Interest Period, you will be holding the equivalent of a long dated zero coupon debt security. The market value of your note in that scenario may be substantially less than par because the value of the note will be equal to the present value of the note at the then applicable discount rate. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE— We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date will be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	OUR PARENT, JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX — Our parent, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index. To our knowledge, we are not currently affiliated with any other issuers the equity securities of which are included in the S&P 500® Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index and the notes.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the S&P 500® Index would have.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — The variable Interest Rate for all Interest Periods will be determined in part based on 6-Month USD LIBOR and the Accrual Provision set forth on the cover of this pricing supplement, which is contingent upon the Index Level of the S&P 500® Index and the level of 6-Month USD LIBOR and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.
JPMorgan Structured Investments —	PS-4
Callable Range Accrual Notes linked to 6-Month USD LIBOR and the S&P 500® Index

In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 1-II for additional information about these risks.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — JPMS’s internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Secondary Market Prices Of The Notes Will Be Impacted By Many Economic And Market Factors” below for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs, including, but not limited to:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it
JPMorgan Structured Investments —	PS-5
Callable Range Accrual Notes linked to 6-Month USD LIBOR and the S&P 500® Index may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	HEDGING AND TRADING IN THE UNDERLYINGS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including trading instruments related to 6-Month USD LIBOR, the Index and the equity securities included in the Index. We or our affiliates may also trade in the equity securities included in the S&P 500® Index from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could affect adversely the likelihood of a redemption or our payment to you at maturity.
•	6-MONTH USD LIBOR AND THE INDEX WILL BE AFFECTED BY A NUMBER OF FACTORS THAT COULD IMPACT THE VALUE OF THE NOTES — The amount of interest, if any, payable on the notes will depend on a number of factors that could affect the levels of 6-Month USD LIBOR and the Index Level of the S&P 500® Index and, in turn, could affect the value of the notes. These factors include (but are not limited to) the expected volatility of 6-Month USD LIBOR, supply and demand among banks in London for U.S. dollar-denominated deposits with approximately a six month term, interest and yield rates in the market generally, the performance of capital markets, monetary policies, fiscal policies, regulatory or judicial events, inflation, general economic conditions, and public expectations with respect to such factors. These and other factors may have a negative impact on the Interest Factor and therefore the Interest Rate on the notes and on the value of the notes in the secondary market. The effect that any single factor may have on 6-Month USD LIBOR or the Index Level of the S&P 500® Index, and therefore on the value of your notes, may be partially offset by other factors. We cannot predict the factors that may cause the Accrual Provision to be satisfied, or not, on any calendar day. Furthermore, we cannot predict the factors that may cause 6-Month USD LIBOR to increase such that it reduces the Interest Rate per annum payable for the corresponding Interest Period.
•	Variable price reoffering risks — JPMS sold the notes at market prices prevailing, at prices related to then-prevailing prices or at negotiated prices, provided that such prices were not less than $980.00 per $1,000 principal amount note or more than $1,000 per $1,000 principal amount note. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors based on the date and time you make your purchase, from whom you purchase the notes (e.g., directly from JPMS or through a broker or dealer), any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors beyond our control.

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods. For purposes of the following examples, we have assumed that the notes are not called prior to their scheduled Maturity Date, that there are 90 days in the applicable Interest Period and that 6-Month USD LIBOR is less than or equal to the applicable Maximum LIBOR Rate. The hypothetical 6-Month USD LIBOR, Index Levels and Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual 6-Month USD LIBOR, Index Levels or Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: 6-Month USD LIBOR is less than or equal to the applicable Maximum LIBOR Rate and the Index Level is greater than or equal to the Index Strike on 70 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 70 calendar days and the applicable Interest Factor for the Interest Period is 7.60% per annum, the Interest Rate for the Interest Period is 5.91% per annum, calculated as follows:

7.60% × (70 / 90) = 5.91% per annum

Example 2: 6-Month USD LIBOR is less than or equal to the applicable Maximum LIBOR Rate and the Index Level is greater than or equal to the Index Strike on 50 calendar days during the Interest Period. Because the Accrual Provision is satisfied for 50 calendar days and the applicable Interest Factor for the Interest Period is 7.60% per annum, the Interest Rate for the Interest Period is 4.22% per annum, calculated as follows:

7.60% × (50 / 90) = 4.22% per annum

Example 3: 6-Month USD LIBOR is less than or equal to the applicable Maximum LIBOR Rate and the Index Level is greater than or equal to the Index Strike on 90 calendar days during the Interest Period. Because the Accrual Provision is satisfied for all 90 calendar days and the applicable Interest Factor for the Interest Period is 7.60% per annum, the Interest Rate for the Interest Period is 7.60% per annum, calculated as follows:

7.60% × (90 / 90) = 7.60% per annum

Example 4: 6-Month USD LIBOR is less than or equal to the applicable Maximum LIBOR Rate on 90 calendar days during an Interest Period, but the Index Level is less than the Index Strike on each calendar day during such Interest Period. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate for the Interest Period is 0.00% per annum.

JPMorgan Structured Investments —	PS-6
Callable Range Accrual Notes linked to 6-Month USD LIBOR and the S&P 500® Index

What is 6-Month USD LIBOR?

For purposes of the Notes, 6-Month USD LIBOR is the London Interbank Offered Rate for deposits in U.S. dollars for a period of six months calculated as set forth above.

What is the S&P 500® Index?

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “The S&P 500® Index” in the accompanying Underlying Supplement.

Historical Information

The graph below sets forth the weekly historical performance of 6-Month USD LIBOR for the period from January 4, 2008 through August 30, 2013. 6-Month USD LIBOR on September 4, 2013 was 0.3924%.
We obtained 6-Month USD LIBOR used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of 6-Month USD LIBOR should not be taken as an indication of future performance, and no assurance can be given as to 6-Month USD LIBOR on any of the Accrual Determination Dates. We cannot give you assurance that the performance of 6-Month USD LIBOR will result in any positive interest payments.

The following graph sets forth the weekly historical performance of the S&P 500® Index for the period from January 4, 2008 through August 30, 2013. The Index closing level on September 4, 2013 was 1,653.08.

We obtained the Index Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments.

JPMorgan Structured Investments —	PS-7
Callable Range Accrual Notes linked to 6-Month USD LIBOR and the S&P 500® Index

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.

Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits.” See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period (other than the Initial Interest Periods)” in this pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-26 of the accompanying product supplement no. 1-II are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Sidley Austin LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated November 14, 2011, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on November 14, 2011.

JPMorgan Structured Investments —	PS-8
Callable Range Accrual Notes linked to 6-Month USD LIBOR and the S&P 500® Index